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                                                                   EXHIBIT 10.14
[Logo]



September 26, 1997


Mr. Robert Thompson
Fox/Liberty Networks, L.L.C.
1440 South Sepulveda Boulevard
Los Angeles, CA 90025

     Re:  Amendment to the Employment Agreement dated July 25, 1997

Dear Mr. Thompson:

Reference is made to the Employment Agreement dated July 25, 1997 (the "Agreement") between you and Liberty/Fox U.S. Sports, L.L.C. (now known as Fox/Liberty Networks, L.L.C.), (the "Company") wherein the Company employed you as Senior Vice President, Rights Acquisitions and Regional Network Operations for a period of three years with an irrevocable option exercisable at the Company's discretion for an additional one-year period.

This Amendment No. 1 will serve to confirm our agreement to amend the terms of the Agreement. HEREIN, parties agree that Amendment No. 1 modifies the Agreement as follows:

1. The Company will, during the term of your Employment Agreement described in Paragraph 1(a), on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $350,000 per annum for the period from September 1, 1997 through August 31, 1998.

     (b) $370,000 per annum for the period from September 1, 1998 through August 31, 1999, and

     (c) $370,000 per annum increased in an amount equal to the percentage increase in the "All-Urban" consumer price index published by the United States Bureau of Labor Statistics for the Los Angeles, California Metropolitan Area between September 1, 1999 and August 31, 1998, for the option period, if exercised, from September 1, 1999 through August 31, 2000.
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2.   You shall serve as Executive Vice President, Fox Sports Net.

3. During the Term, the Company shall pay to, or provide you the following amounts or rights:

          Stock Appreciation Rights Plan. It is the Company's intent to develop a stock appreciation rights ("SAR") plan. The SAR plan shall be of a type equal to or better than that previously offered to Liberty Media employees of like status. In the event of a public offering, SAR's will be converted to public stock.

All other terms and conditions of the aforementioned Agreement will remain as set forth in such Agreement.

Please acknowledge acceptance of the terms of this Amendment with your signature.

Sincerely,

/s/ Gloria Dickey

Gloria Dickey
Vice President
Human Resources


AGREED TO AND ACCEPTED:

  /s/ Robert L. Thompson
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Robert Thompson


  9-29-97
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Date

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                                "Fox Sports Net"
                          Liberty/Fox U.S. Sports, LLC
                             5746 Sunset Boulevard
                             Los Angeles, CA 90028



July 25, 1996

Robert L. Thompson
Denver, Colorado

Dear Robert:

This letter, when executed by both you and Liberty/Fox U.S. Sports, LLC (hereinafter referred to as "the Company"), will confirm the agreement between you and the Company relating to your employment by the Company, and will supersede all prior agreements between you and the Company relative to your employment with the Company.

1.   (a)   The Company hereby employs you for a period of approximately two years and seven months, commencing July 23, 1996 and ending February 1, 1999. In addition, the Company shall have one irrevocable option exercisable at its discretion to employ you for one additional one-year period pursuant to this agreement, commencing on February 2, 1999 and ending February 1, 2000. The exercise of such option shall be on not less than 90 days written notice to you prior to the expiration of the term set forth above.

     (b) If you continue in the employ of the Company after the end of the above term or the additional period, your employment shall be on an at-will basis at the weekly salary rate paid during your last regular pay period hereunder.

2. You shall perform such duties consistent with your position set forth in Paragraph 3.(a), as are assigned to you from time to time (and agree to take such trips both within and outside the United States as shall be determined to be desirable).

3.   (a)   You shall serve as Senior Vice President, Rights Acquisitions and
     Regional Network Operations and shall be responsible for, but not limited to all "Live Product Rights Acquisitions."

     (b) If you are elected and agree to serve as a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You shall render your services in Denver, Colorado and at such places as the Company shall

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designate from time to time on a temporary basis.

5. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

6. For your services hereunder, the Company will, during the term of your employment described in Paragraph 1.(a) hereof, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $310,000 per annum for the period from July 23, 1996 through July 22, 1997,

     (b) $330,000 per annum for the period, from July 23, 1997 through July 22, 1998,

     (c) $350,000 per annum for the period, from July 23, 1998 through February 1, 1999, and

     (d) $350,000 per annum for the option period, if exercised, from February 2, 1999 through February 1, 2000.

7. It is understood that Liberty Media has granted you certain rights to compensation pursuant to the provisions of what has been referred to as Liberty's stock appreciation rights ("SAR"). It is acknowledged that in executing this Employment Agreement neither you nor the Company shall be deemed to have waived or lost any rights, claims or positions with respect to the issue of the SAR.

8.   (a)   You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

     (b) While an employee of the Company, or after termination, for any reason, of your employment with the Company, you will not disclose to any third party, directly or indirectly, any confidential or proprietary information pertaining to the Company, or any affiliated entity, for any purpose other than the performance of your employment for the Company. Confidential information shall include, but not be limited to, technology, marketing/financial plans and data, lists of advertisers, contacts, prices, discounts, customer/client preferences, vendors, suppliers and other information not generally known outside of the Company. You shall take any and all lawful measures to prevent the unauthorized use and disclosure of confidential information and to prevent unauthorized persons or entities from obtaining or using this information.

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9.   You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

10. (a) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties, provided however that execution of said assignments, certificates or other instruments is not in contrast to applicable law.

     (b) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business of the Company or its affiliates which is not otherwise publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

     (c) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (d) The covenants set forth above in this paragraph shall survive the termination of this Agreement.

11. (a) You shall be eligible to participate in all employee benefit plans of the Company available to other comparable executives of the Company and your eligibility to participate in such plans shall be governed by the rules applicable to comparable executives.

     (b) You shall be eligible to participate in an incentive bonus plan in accordance with other comparable employees of the Company and your eligibility to participate in such plan shall be governed by the rules applicable to comparable employees. Payment of any bonus is entirely at the discretion of the Company.

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12.  The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein could cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

13. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to you whether by way of contract, letter, or Company termination policy, is hereby rescinded. You further agree that if you continue in the employ of the Company after the end of the initial period or at the end of the option period of this Agreement your employment shall be at-will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executive of the Company.

14. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

15. This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                                    Sincerely,

                                    LIBERTY/FOX U.S. SPORTS LLC dba
                                    FOX SPORTS NET


                                    By: /s/ Jim Martin
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                                      10/10/96
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                                    Date

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THE FOREGOING IS AGREED TO:

  /s/ Robert L. Thompson
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Robert L. Thompson

  9/19/96
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Date

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